Exhibit 99.1

NEWS	EMRISE CORPORATION www.emrise.com

CONTACT:
DresnerAllenCaron
Rene Caron (investors)
(949) 474-4300
rene@allencaron.com

EMRISE CORPORATION CLOSES SALE OF CXR ANDERSON JACOBSON IN FRANCE

WOODBRIDGE, NJ – February 18, 2016 – EMRISE CORPORATION (formerly traded on OTCQB under the symbol EMRI) (EMRISE or the Company), today announced that it has completed the sale (the Transaction) of all of the issued and outstanding stock of CXR Anderson Jacobson S.A.S. based in France (CXR-AJ) to Carmine T. and Georgeann Oliva (the Purchaser), pursuant to the terms of a Stock Purchase Agreement dated February18, 2016 (the Purchase Agreement).  Mr. Oliva is the former chairman and CEO of EMRISE Corporation and he was also the President of CXR-AJ.

This Transaction completes the sale of CXR-AJ contemplated in the Letter of Intent announced by EMRISE on December 28, 2015, and also completes the sale of the Company’s last operating business unit.

Pursuant to the terms of the Purchase Agreement, the Company received approximately €1.14 million (the “Purchase Price”), consisting of a cash payment of approximately €690,000 and Purchaser’s delivery of an unsecured promissory note in the principal amount of approximately €450,000 (the “Note”), for the stock.  The Note bears interest at a rate equal to the Fed. U.S. prime rate plus 1.0% and is payable in 12 equal installments, commencing on March 25, 2016.  The Purchase Price includes an adjustment based on estimates of working capital and certain liabilities of CXR-AJ as of the closing date compared to target amounts and could be further adjusted based on a customary post-closing reconciliation of such estimates to actual amounts.

The Purchase Agreement contains customary representations, warranties, covenants and indemnification provisions.  The Company will file complete copies of the Purchase Agreement and Note in a Current Report on Form 8-K with the Securities and Exchange Commission on, or before, Tuesday, February 23, 2016.

The Transaction was completed in connection with the Company’s previously announced voluntary Plan of Dissolution that was approved by its stockholders at a special meeting held on June 25, 2015.  As disclosed in November 2015, the Company had increased its reserve by approximately $3.6 million to satisfy and discharge all known, potential, or contingent debts, obligations, and liabilities of the Company to cover additional liabilities in the event CXR-AJ was not sold.  In light of the completion of the sale of CXR-AJ, the Company anticipates making a public disclosure with respect to a subsequent liquidating distribution to stockholders within the next 30 days.

Advisors
The investment banking team of two New York City-based investment banks, The Benchmark Company, LLC and Hermes Capital Advisors, LLC, a division of Arcadia Securities, LLC, served as exclusive financial advisors to the Board of Directors of EMRISE in connection with the Transaction.  The New York City-based law firm of Olshan Frome Wolosky LLP served as counsel to the Company in connection with the Transaction and dissolution of the Company.  The Atlanta-based law firm of Morris, Manning & Martin, and LLP served as legal advisor to the Purchaser in connection with the Transaction.

Forward Looking Statements

Certain statements in this press release and oral statements made from time to time by representatives of EMRISE  regarding the Transaction and the dissolution and liquidation of the Company, the liabilities of EMRISE, the net proceeds anticipated to be available for distribution to the Company’s stockholders, the distribution of funds to stockholders and other matters, all of which are based on information currently available to the Company’s management as well as management’s assumptions and beliefs, are forward-looking statements (“forward-looking statements”) within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. For this purpose, any such statements that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements include, without limitation, statements regarding the Company’s expectations, beliefs, or intentions that are signified by terminology such as “subject to,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “may,” “will,” “should,” “can,” the negatives thereof, variations thereon and similar expressions. Such forward-looking statements reflect the Company’s current views with respect to future events, based on what the Company believes are reasonable assumptions; however, such statements are subject to certain risks and uncertainties. Certain of these risks and uncertainties are described in greater detail in EMRISE’s filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or review any forward-looking statements or information, whether as a result of new information, future events or otherwise. The Company undertakes no obligation to comment on analyses, expectations or statements made by third-parties in respect of the Company, or the Company’s dissolution and related transactions pursuant to the Plan of Dissolution.

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